Exhibit 10.1

MANUFACTURING AND PURCHASE AGREEMENT

This Manufacturing and Purchase Agreement (the “Agreement”) is made as of this 4th day of June 2004 (the “Effective Date”), by and between Flash Electronics, Inc., a California corporation (hereafter the “Seller”) located at 4050 Starboard Drive, Fremont, CA 94538, and SonicWALL, Inc. (hereafter the “Buyer”) located at 1143 Borregas Avenue, Sunnyvale, Ca 94089.

In consideration of the mutual covenants and representations herein set forth, the Seller and the Buyer agree as follows:

1. Agreement to Manufacture During the term of this Agreement and subject to the terms and conditions herein, the Seller will provide custom manufacturing services to the Buyer. These services include, but are not limited to, subassemblies and components, material management, assembly of printed circuit boards (the “Products”), final electronic equipment testing, trouble shooting, and rework for the Products.

2. Purchase of Products.

2.1. Buyer’s Responsibility: The Buyer agrees to pay for the costs of the material plus a material procurement and handling charge (not to exceed the material procurement and handling charge on the original purchase order). Details of the amount of inventory may be defined on the purchase order or other written agreement signed by both parties.

2.2. Seller’s Responsibility. The Seller agrees to purchase materials based on Buyer’s policy and instruction, using approved vendors at the most favorable prices available. The Seller further agrees to purchase materials in a reasonable quantity to protect lead-time requirements and volume discounts if available and necessary. Upon receipt of purchase materials, Seller shall perform incoming inspection of such materials in accordance with the process to be agreed upon by the parties.

3. Term The term of this Agreement shall commence upon the Effective Date and continue for 12 full calendar months (the “Initial Term”). After the expiration of the Initial Term, the Agreement shall automatically renew for successive 12-month periods unless either party gives 90 days’ written notice prior to the anniversary date of its intent to terminate the Agreement (“Renewal Terms”). This Agreement may be amended from time to time by written agreement signed by both parties.

4. Terms of Sale.

4.1 Orders. Commencing on the Effective Date, Buyer shall place, and Seller shall fulfill, firm orders for Products on a monthly basis for delivery during the next ninety (90) calendar days with a six (6) month rolling non-binding forecast. Such orders may be amended by Buyer from time to time in accordance with Section 4.3. Buyer shall use all reasonable efforts to provide Seller with six months’ prior written notice of the discontinuance of any Product. Buyer’s rolling firm purchase orders and six-month non-binding forecast will be required to secure a sufficient quantity of long lead-time components.

4.1.1 Buyer will be liable to Seller for restocking charges, transportation charges and other direct charges incurred by Seller on Buyer’s cancellation of purchase orders hereunder or Buyer’s termination of this Agreement; provided that Buyer may, at its option, take delivery of any excess components resulting from such a cancellation or termination. If Buyer decides not to take delivery of excess components, the Seller will make best efforts to sell the excess components in the open market and charge the Buyer for the variance between the original cost plus material mark-up of the part and the price for the part received in the open market. If Seller is unable to sell the excess components in the open market within 30 days, Seller will receive payment from Buyer for the original cost of the part plus an agreed to material procurement and handling charge. Buyer will also be liable to Seller for long lead-time components which are non-cancelable and non-returnable (“NCNR”), as well as any MOQ (Minimum Order Quantity) and MPQ (Minimum Package Quantity) which have been listed on costed BOM’s provided with quote and purchased by Seller to cover Buyer’s firm purchase orders and forecast quantities hereunder. Seller will submit a list of NCNR items to Buyer that will be updated quarterly during the calendar year. Buyer will also be liable for restocking charges, transportation charges and other direct charges related to the disposition of long lead-time non-NCNR items purchased to cover the Buyer’s forecasted quantities in case of a termination effective prior to the use of such NCNR items. The terms of this provision shall apply only to the cancellation of purchase orders and shall not apply to the mere deferral of delivery of Products under a purchase order.

4.1.2 On a case-by-case basis, Seller will obtain Buyer’s prior written approval to purchase any components with lead-times in excess of nine (9) months. Once Seller has received and paid for these long lead time components, Buyer will be liable for these components in accordance with Section 2.1.

4.2 Precedence. On any conflict between the term of this Agreement and the terms in any exhibit or purchase order, the order of precedence as to the controlling terms shall be as follows:

i.	The terms on the face page of Buyer’s purchase order as accepted by Seller;

ii.	The terms of this Agreement; and

iii.	The terms of any exhibits to this Agreement.

4.3 Increase, Rescheduling and Cancellation.

4.3.1 Buyer may increase, decrease or reschedule the quantity of Products specified in a purchase order by delivering to Seller, by mail or facsimile, a written change order in accordance herewith (each, a “Change Order”); provided that no Change Order shall be effective until acknowledged and accepted in writing by Seller but further provided that, if Seller fails to acknowledge or reject a Change Order within seven (7) calendar days after Seller actually received said notice, such Change Order will be deemed accepted.

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4.3.2 The delivery schedule of each purchase order can be changed from time to time provided that any deferral in the delivery of Product cannot exceed 60 days from the original customer commit date and provided further that Buyer may only submit a Change Order in accordance with the following change parameters unless otherwise agreed in writing by both parties;

Number of Calendar Days’ Advance Notice.	Percentage of Scheduled Shipment that may be Rescheduled (OR Increased or decreased)
0-30 days	0%
31-60 days	Up to 25%
61-90 days	Up to 50%
91 or more days	Up to 100%

4.3.3 The rescheduling or cancellation of any of Buyer’s purchase orders hereunder shall not affect any installments, or portions thereof, which have already been shipped by Seller. Further, the limitations set forth in Section 4.3.2 shall only apply to Orders for Product for which Seller has assumed a liability to purchase components.

4.3.4 If Buyer requests that any shipments be rescheduled for more than 60 days, Buyer has the option to request Seller to (i) hold the excess material for a maximum of 60 days at 0.48% per month of the excess material value per month or (ii) accept shipment of excess material and make payment for the agreed to value of the excess material.

4.3.5	Buyer may cancel a Purchase Order hereunder on written notice to Seller; provided that, unless otherwise agreed in writing, Buyer’s cancellation of any purchase order, or any portion thereof, shall be subject to Section 4.1.1 above.

4.3.6	Seller will carry Finished Goods Inventory (“FGI”) at a carrying charge equal to 0.48% per month based on the prior rolling three months daily on hand inventory.

4.3.7	Seller will require buyer to take title to any FGI where there average monthly consumption in the prior three months is less than 75% of the average monthly availability.

4.3.8	Maximum FGI to be held will not exceed 150% of average monthly forecast projected for the quarter.

4.3.9	Seller agrees to maintain inventory accuracy of >99% and further agrees to random audits by buyer at 1 days notice.

4.3.10	Seller will seek a goal of 100% on time delivery provided said delivery is within forecast window.

For the purpose of this Agreement, the term “Finished Goods Inventory” shall mean the total amount of finished goods, regardless of type, physically stored at Seller’s warehouses located in China and in Fremont, California.

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5. Statement of Work.

5.1 Manufacturing and Quality Standards. The Buyer shall provide the Seller with specifications for the Products (the “Specifications”) The Seller shall maintain a database to ensure that all the Buyers and components hereunder comply with AML; provided that the Seller shall not be bound by any changes in the AML unless provided by the Buyer in writing. The Seller shall manufacture and assemble each Product at its designated facility in compliance with the Seller’s workmanship standards and Buyer’s specifications. The Seller’s workmanship standards shall conform to IPC 610 Class II (Commercial Standard) unless otherwise stated and agreed to in writing. Supplier shall satisfy the requirements set forth in Exhibit A “Seller Quality Program”

In any event, if the Specifications described in Section 5.1 above and Seller’s workmanship conflict, the Seller shall notify Buyer in writing and, unless otherwise agreed, the Specifications shall take precedence. The Seller may change its manufacturing processes upon the Buyer’s prior written approval. The Buyer may further require the Seller to repurchase specific material or parts for the manufacture or assembly of the Products at Seller’s cost in the event the Seller workmanship standards do not comply with the Specifications.

Buyer shall provide adequate support in the manufacturing process, including test procedure, trouble-shooting guideline and on site training. Boards that fail the testing shall go through the trouble shooting process. Boards that fail again after trouble shooting will be reviewed with Buyer at a regular monthly meeting. Buyer and Seller will agree on disposition of defective boards within 30 days. If it is determined that the failure is attributed to a design issue and cannot be repaired within a reasonable period of time, Buyer will purchase the Product within 60 days thereafter at Seller’s cost.

Neither party is granted any right or interest to the trademarks, service marks, marks or trade Neither party is granted any right or interest to the trademarks, mark or trade name (collectively, “Marks”) of the other party and neither party may use the other’s Marks without such other party’s prior written consent. Notwithstanding the foregoing, Seller may use Buyer’s Marks solely in the course of assembling the Products in the packaging provided by Buyer as set forth herein and in the Specifications. Seller shall not remove any of Buyer’s Marks from any Product or packaging therefore.

5.2 Seller Changes. Seller shall not make or incorporate any changes in the Specifications which affect form, fit, function, regulatory approvals, interface, interchangeability, reliability or maintainability without Buyer’s prior written approval, which approval shall not be unreasonably withheld.

5.3 Buyer Changes. Buyer may make engineering change orders (ECOs) to the Products from time to time during the term hereof by written notification to Seller, describing the details of those engineering changes. Drawings, designs and/or specifications required therefor shall also be supplied by Buyer. In accordance with Section 4.1 above, Buyer shall be liable for any and all materials and products rendered obsolete by such changes as if such materials or products were NCNR or unique to the products. Buyer may propose an increase or decrease in the unit price of any

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Products and any changes in the applicable manufacturing schedule or process subject to Section 4.3.2 above, provided that Buyer allows fourteen (14) days for Seller to provide feedback on proposed changes. The parties shall make all good faith efforts to agree upon any changes in price, schedule or process within fourteen (14) days from the date of Buyer’s initial notification. If work-in-process is changed per Buyer’s engineering changes, Seller may ship said products and bill Buyer within sixty (60) days for the labor and material costs caused by such changes. For the purpose of this Section, the term “ECO” shall apply to hardware changes only and shall not apply to software or firmware changes.

6. Tooling Test Fixtures, and Facilities Requirements. Seller shall itemize for Buyer all of the process tooling, assembly tools and test fixtures necessary or appropriate for Seller to manufacture the Products hereunder (the “NRE Items”). Buyer shall issue a purchase order to Seller for all NRE Items prior to Seller’s purchase thereof; provided that Buyer’s obligation to remit firm monthly purchase orders during the term hereof under Section 4.1 above shall be modified to take account of the lead time to purchase and install all NRE Items. If Buyer fails to issue a purchase order for the NRE Items in a timely manner, thereby delaying production, the Product delivery dates set forth on any pending purchase orders shall be appropriately adjusted.

At Buyer’s option, Buyer may ship to Seller on a consignment basis for Seller’s use during the term hereof Buyer-approved tooling and test fixtures which constitute all or a portion of the NRE Items, subject to each party’s execution of a consignment agreement. Upon termination of this Agreement, Seller shall ship to Buyer F.O.B. Seller’s manufacturing facility, at Buyer’s expense, all NRE Items paid for by Buyer and consigned to Seller hereunder. Notwithstanding the foregoing, process tooling, assembly tools and test fixtures and all intellectual property rights herein and thereto which are developed solely at Seller’s expense in connection with Seller’s performance of this Agreement shall be the property of the Seller.

Buyer and Seller will come to an agreement on the costs of initial set up of any special facilities (for example, power requirements other than standard 110V, special dedicated structures, etc) needed to support the manufacturing of the Buyer’s Product at the Seller’s plant.

7. Purchase Price, Payment Terms and Sales and Use Tax.

7.1 Purchase Price. The pricing for all Products shall be established by Seller’s quotation; provided that the default standard is IPC 610 Class II (Commercial Standard). Subject to the foregoing, Product pricing shall be detailed in the individual purchase orders submitted by Buyer hereunder. If, during the term of this Agreement, changed prices are put into effect as mutually agreed, such prices shall apply only to purchase orders issued by Buyer after that effective date. Product pricing shall be subject to the following:

7.1.1 Standard costs shall be reviewed quarterly by the parties.

7.1.2 Quarterly cost reductions shall take effect in the new quarter, subject to the consumption of higher-priced material either in stock, or with purchase orders.

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7.1.3 Single component cost reduction initiated by Buyer shall benefit Buyer on a basis of 50% for the first 90 days and 100% after 90 days.

7.1.4 In the event, component market conditions (lead-times and allocations), cause certain materials and components to be purchased at higher than standard costs then, upon prior written agreement, Buyer shall pay Seller for such increased costs.

7.1.5 Seller will invoice purchase price variance (PPV) on a monthly basis, based on Seller’s receiving report.

7.1.6 Purchases with a PPV of over $500 per line item will require Buyer’s prior written consent.

7.2 Payment Terms. The purchase price for the Products and all other related charges contemplated hereunder shall be due and payable net 45 days after the date of Seller’s invoice. The Seller may charge a finance charge equal to the lesser of 1.5% per month or the highest rate permitted by law to invoices unpaid thirty (30) days after written notice that the payment is past due. All other charges specified in this Agreement shall be settled monthly and payment shall be net 45 days after the date of Seller’s invoice.

7.3 Sales and Use Tax. Buyer shall pay all applicable sales or use taxes, or provide Seller with a resale tax certificate to support any exemption. If the Products are to be exported after delivery to Buyer, Buyer shall arrange for payment by its customer(s) or end-user(s) of all applicable import duties at the destination country.

8. Packaging, shipping and delivery.

8.1 Packaging. All Products shall be packaged for shipment so as to protect the Products from loss of damage in conformance with good commercial practice, the Specifications, government regulations and other applicable standards. Any special packaging requirements shall be quoted by the Seller and shall be implemented on Buyer’s written approval thereof.

8.2	Shipping. All shipments of Products hereunder shall be F.O.B. Seller’s manufacturing facility. Title to Products and risk of loss, damage or destruction shall pass from the Seller to Buyer upon delivery or transfer to the carrier selected by Seller; provided that Seller will reasonably attempt to select the least expensive carrier.

8.3	RMAs – Delivery of all replacement Products as part of a warranty return with orders printed prior to 3PM will ship same day.

9. Inspection, Acceptance and Rejection.

9.1 The Buyer shall have the right upon reasonable notice and at a mutually-agreed time, to inspect, at Seller’s facility, the Products, Seller’s quality assurance program and materials and all relevant manufacturing processes.

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9.2 All Products shall be subject to inspection and acceptance by Buyer at its expense within five (5) business days after Buyer receives such Products from Seller. The Buyer shall inspect the delivered Products and notify Seller of its acceptance or rejection of the Products in writing within five (5) business days. If the Buyer fails to inspect and accept the Products within the time frame as set forth in this Section 9.2, the Buyer shall waive its rights to (i) claim the existence of any defect or damage due solely to mishandling during shipping or (ii) claim any quantity shortfall in the delivery that would have been revealed during a reasonable inspection prior to payment.

9.3 Rejection. Buyer shall give Seller written notice of any rejection based upon the physical condition and/or the quantity of the Products actually received as set forth in Section 9.2. Upon any failure of any of the Products to meet the Specifications, the Seller shall retrieve the nonconforming Products and either repair or replace of the defective products so that the Products meet the Specifications. Any repaired or replacement Product shall be subject to the same rejection procedures.

10. Warranties, Remedies and Limitation of Liability.

10.1 Warranty. For a period of 12 months from the date of delivery of any Product to Buyer at the FOB point (the “Warranty Period”), Seller warrants that such Product shall (i) be free from defects in material and workmanship, (ii) have been manufactured and assembled in accordance with Section 5 above, and (iii) conform to its respective Specifications. As materials, components and parts are purchased from the AML, Seller shall not independently warrant such items but shall pass through to Buyer any and all warranties from the respective manufacturers thereof.

On a breach by Seller of any of the foregoing warranties, Seller’s sole liability and Buyer’s exclusive remedy therefor shall be as follows: (i) Buyer shall return the affected Product(s) to Seller in accordance with the Return Materials Authorization (“RMA”) process agreed upon by the parties. Seller shall, at its sole discretion and at its expense, repair or replace any defective Products returned by Buyer during the Warranty Period and shall ship the repaired or replacement Products in accordance with Sections 8.2 and 9.3 above. If there is no defect found on the product returned, Seller should charge Buyer a reasonable fee to cover the labor and based on an agreed upon labor rate.

10.2 Limitation of Warranty. EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, SELLER HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. SELLER SHALL NOT BE RESPONSIBLE FOR ANY DEFECT CAUSED BY PRODUCT MISUSE.

10.3 Limitation of Liability. EXCLUDING CLAIMS OR DAMAGES ARISING OUT OF ONE PARTY’S MISAPPOPRIATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY

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OR CONFIDENTIAL INFORMATION OR SUBJECT TO INDEMNICATION UNDER SECTION 11 BELOW, UNDER NO CIRCUMSTANCE SHALL EITHER PARTY BE LIABLE TO THE OTHER, FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES BASED UPON BREACH OF WARRANTY, BREACH OF CONTRACT, TORT, STATUTORY CLAIM OR ANY OTHER LEGAL THEORY PERTAINING TO ITS PERFORMANCE UNDER THIS AGREEMENT.

11. Indemnification.

11.1 Seller Indemnification. Seller represents and warrants that the manufacturing processes employed in the manufacture of the Products do not infringe on any patent, trademark, trade secret, copyright or other intellectual property or proprietary right and that Seller is unaware of any claim or infringement, either threatened or pending. Seller shall indemnify, defend and hold Buyer harmless from and against any claim for such alleged infringement. If any such process is found to so infringe, Seller shall, at its option and sole expense, either make such process non-infringing or procure the rights to continue to use such infringing process. Section 10.3 above shall apply with respect to any claim of patent, trademark or copyright infringement made solely with respect to the incorporation of specific components into the Products at the express direction of Buyer, including such incorporations made in express compliance with the Specifications.

Excluding claims to the extent covered by Section 11.1 above or Section 11.2 below, Seller shall indemnify, defend and hold Buyer harmless from and against any personal injury or property damage to third party arising out of Seller’s failure to manufacture Products in conformance with Specifications.

11.2 Buyer Indemnification. Excluding claims to the extent covered by Sections 11.1 above, Buyer shall defend, indemnify and hold Seller harmless from and against any claims or liabilities for, or by reason of, any alleged infringement of any patent, trademark, trade secret, copyright or other proprietary right caused by Seller’s use and reliance upon any Product Specification in manufacturing the Product. The foregoing remedies are the sole and exclusive remedies of Seller in the event of an infringement or similar claim hereunder.

11.3 Condition to Indemnification. The foregoing indemnities are conditioned on (i) the indemnified party’s prompt written notice of any claim or proceeding subject to indemnity; (ii) the indemnifying party’s control of the defense and settlement of any claim hereunder and (iii) all reasonable cooperation and assistance by the indemnified party in the defense and settlement of such claim at the expense of the indemnifying party. The indemnifying party shall not be responsible for any costs incurred or compromise made by the indemnified party without the indemnifying party’s prior written consent.

12.	Insurance. Each party shall have and maintain, during the term hereof and for three (3) years thereafter, product liability insurance with at least $2,000,000 policy limits and automobile liability

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insurance with policy limits and coverage reasonably adequate to cover all perils customarily protected against in performing its obligations hereunder. Each party shall provide the other party with a certificate of insurance on request.

13. Confidentiality. It is understood and agreed that the terms of this Agreement are confidential, and no news release, advertisement or public announcement, or denial or confirmation of the same, concerning any part of the subject matter of this Agreement shall be made by either party hereto without the prior written consent of the other party in each instance except to the extent that such disclosure is needed in any action or proceedings enforce or interpret the Agreement or its terms or provisions, is required pursuant to court order, or to the extent such disclosure is necessary as part of any public filings required of a publicly traded company. Further, the parties hereto acknowledge that, during the term hereof, they may become aware of confidential, secret or proprietary information pertaining to the other party and its operations (including, without limitation, information with respect to bidding, pricing, suppliers and customers or lists thereof, research, development and engineering, and internal operations, inventory control, data processing, technical data, and other procedures and systems) and that disclosure of such information would materially and adversely affect the affected party. Each party hereto agrees to maintain such confidentiality and secrecy and not to disclose any such information to any person, firm or other entity, or to utilize the same in any manner or form, except as may be expressly required by the terms and conditions of this Agreement. Notwithstanding anything to the contrary, the confidentiality provisions set forth in this Section 13 shall survive any termination of this Agreement.

14. Assignment. Either party may freely assign this Agreement without the prior consent of the other party in connection with a transfer of all or substantially all of its business or assets, whether by corporate reorganization, acquisition, sale of assets or merger. Except as set forth in this section, neither party may assign this Agreement in whole or in part without the prior written consent of the other party, which will not be unreasonably withheld. Any attempted assignment in violation of this section shall be deemed void.

15. Miscellaneous.

15.1 Entire Agreement; Amendment; Severability; and Waiver. This Agreement represents the entire agreement between the parties concerning the subject matter hereof, and may not be modified except in writing signed by both parties. This Agreement supersedes all proposals or quotations, oral or written, and all negotiations, conversations, or discussions between or among the parties relating to the subject matter of this Agreement. Any waiver of any provision of this Agreement must be in writing and signed by the party alleged to have waived such provision, and any single waiver shall not operate to waive subsequent or other defaults. The unenforceability of any provision of this Agreement shall not affect the remaining provisions or any portions thereof.

15.2 Notice. Notices or other communications under this Agreement shall be in writing and shall be effective when delivered personally or by overnight courier, or mailed, postage prepaid, by certified or registered mail to each party at the address set forth below (or to such other address as either party may from time to time provide the other):

Flash Electronics, Inc.:	Buyer: SonicWALL, Inc.
4050 Starboard Drive	1143 Borregas Avenue
Fremont, CA 94538-6402	Sunnyvale, California 94089
Attn:	Attn: Vice President, Operations

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15.3 Force Majeure. Nonperformance under this Agreement will be excused, and neither party will bear any resulting liability to the other, to the extent that such performance is rendered commercially impracticable or delayed by an act of God or any other cause beyond the reasonable control of the non-performing party. If any force majeure event affecting Buyer or Seller continues for a period exceeding six (6) consecutive months without a prospect of a cure of such event, the other side shall have the option, in its sole discretion, to terminate this Agreement. Such termination shall take effect immediately upon the written notice from the other party to the party affected by the force majeure event.

15.4 Relationship of Parties. The parties are and shall be independent contractors to one another, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership, joint venture or any other relationship between the parties.

15.5 Third Party Beneficiary. This Agreement is intended for the benefit of the parties and their respective permitted assigns and no other persons shall be entitled to rely upon this Agreement or be entitled to any benefits hereunder.

15.6 Governing Law; Dispute Resolution. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of California, excluding that body of laws known as conflict of laws. All disputes between the parties arising out of or relating to this Agreement (other than actions seeking only equitable remedies) shall be settled by binding arbitration in Santa Clara County, California pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator may award any legal or equitable remedy and may, in his or her own discretion, require one party to pay the costs of the arbitration as well as the arbitrator’s fees and expenses, including reasonable attorney’s fees, of the other party.

15.7 Advertising and Publicity. No advertising, press release or other publicity by Seller or Buyer shall display or contain any trademarks or references to the other party or its customers without such other party’s prior written consent.

15.8 Checks marked “Payment in Full”. Conditioned upon Seller’s continued performance of all its obligations hereunder, Seller may accept and deposit any checks marked “Payment in Full” or words to the like effect without waiving its right to payment in full hereunder UNLESS BUYER SHALL GIVE WRITTEN NOTICE TO SELLER, SPECIFYING THE AMOUNT IN DISPUTE AND THE BASIS THEREFOR AND STATING THAT THE CHECK IS BEING TENDERED AS FULL PAYMENT.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the duly authorized representatives as of the day and year first above written.

FLASH ELECTRONICS, INC.	SONICWALL, INC (“BUYER”)
(“Seller”)

/s/ Chin Fan	/s/ Matthew Medeiros
Name: Chin Fan	Name: Matthew Medeiros
Title: President	Title: President & CEO

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Exhibit A

SELLER QUALITY PROGRAM

This Exhibit forms an integral part of the Agreement between Seller and SonicWALL under which Seller shall manufacture Products for SonicWALL.

1.0	Purpose

This Exhibit defines SonicWALL’s requirements for Seller’s quality program (“Quality Program”) and Seller’s responsibilities for manufacturing, inspecting, testing and supplying Product(s) to SonicWALL.

2.0	Scope

This Exhibit describes SonicWALL’s requirements for the Quality Program for the manufacture of Product(s) for SonicWALL. The term “quality” as used herein means conformance to the following applicable Product Specifications:

Product Specification Title	Dated	SonicWALL Part No.
TZ-170 (all SKUs)		01-SSC-XXXX
TZW (all SKUs)		01-SSC-XXXX
TELE3-SP (all SKUs)		01-SSC-XXXX
PRO-2040 (all SKUs)		01-SSC-XXXX
PRO-3060 (all SKUs)		01-SSC-XXXX
PRO - 4060 (all SKUs)		01-SSC-XXXX
TZ-170W (all SKUs)		01-SSC-XXXX
TZ-170SP (all SKUs)		01-SSC-XXXX
3Com OC Internet Firewall		01-SSC-2750
3Com DMZ		01-SSC-2751
3Com SS3		01-SSC-2756
CISCO – SCA1		01-SSC-5300
CISCO – SCA2		01-SSC-5230

Seller shall address any concerns regarding requirements of the Quality Program with the designated SonicWALL supplier representatives.

2.1 Objective

SonicWALL’s objective is to achieve “ship to stock” status for all Products shipped to SonicWALL.

2.2 Other Applicable Documents

To be determined by mutual agreement of Seller and SonicWALL.

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3.0	Precedence of Documents

In the event of a conflict between the terms and conditions of this Exhibit and the Agreement, this Exhibit shall take precedence.

4.0	Supplier Process Requirements

Seller shall adhere to a quality/manufacturing plan (including a data collection/tracking/reporting system) (“the Process”), that will ensure compliance with the requirements of this Exhibit. The Process and procedures developed by Seller shall be appropriately documented. SonicWALL will review this Process during the Process Certification period as defined in this Exhibit.

Seller is solely responsible for the quality of Product(s) and/or components procured or manufactured for SonicWALL Review of Seller’s Process shall not constitute acceptance of the Process nor relieve the Seller from its obligations to manufacture Products meeting the requirements of the Agreement.

4.1	Process Flow Charts

Seller shall provide a general process flow chart for the Product(s) and major subassemblies as agreed to by both parties and shall identify all assembly, test, and inspection sub processes.

4.2	Data Collection Systems

The Data Collection System will show where failure data is collected and detailed process yield targets. Seller shall provide on-going reports of current yields at SonicWALL’s option. This system will be reviewed during Process Certification.

4.3	Defect Free Program/Corrective Actions

SonicWALL’s goal is to receive Product(s) that are defect-free. Seller shall document and implement a defect-free program as part of the Process which constantly reduces the defect rate of its Product(s) to a level which achieves zero defects. SonicWALL shall not be obligated to accept any defective Product(s) shipped by Seller.

Seller shall establish a program to ensure the performance of effective corrective actions. This program will be based upon information derived from failure reporting and analysis and will ensure that parts, components or assemblies are corrected so as to properly perform their intended function.

Seller shall maintain records of corrective actions indicating the frequency of defect during fabrication of Product(s), the proposed corrective change in process, evaluation of its effectiveness, and an effective data for implementation. Such records are subject to review by SonicWALL.

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4.4	Changes in Manufacturing Process

In the event that Seller desires to change the manufacturing process in such a way as to affect the mechanical fit, electrical performance, serviceability or safety requirements of such Products, Seller shall notify SonicWALL in writing within a reasonable period (no less than thirty (30) days) prior to the effective date of the proposed change. Examples of changes which require notification include, but are not limited to, the following:

•	Changes in major test equipment

•	Changes in test methods or environment

•	Changes in manufacturing facility locations

•	Changes in production line layout

Seller agrees to provide verbal notification to the appropriate SonicWALL Supplier Engineer of all other process changes which do not affect from, fit, function, serviceability or safety.

Seller shall implement changes in the manufacturing process that effect the mechanical fit, electrical performance, serviceability or safety of the Product only if collected quality/evaluation data verifies that quality and reliability and safety levels of the Product would be sustained and/or improved as a result of such change. The results of the evaluation shall be submitted to SonicWALL for review.

5.0	Product Qualification Program

5.1	Process Certification

SonicWALL will conduct a Process Certification Test. The purpose of this test is to verify that the Process is stable and capable of producing high quality product in volume. Required documentation will include, but not be limited to, the following.

•	Parts lists, schematics, and mechanical drawing(s) that have been released to manufacturing for production build.

•	Procedure for all phases of the production assembly and test of the Product.

•	Demonstration that test/burn-in times are adequate to eliminate residual infant mortality.

•	Yield and pareto data for all test and inspection points covering a sample quantity defined by SonicWALL Pareto. The term “SonicWALL Pareto” shall mean a list failure. SonicWALL reserves the right to observe the Process at any time, and from time to time, during the term of the Agreement.

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5.2	Acceptance Rate at SonicWALL

SonicWALL acceptance rate will cover the entire Process. Failures will be attributed to a specific cause unless the parties mutually agree that such a failure was caused by reasons outside the control of Seller. Minimum acceptable acceptance rates during production are set forth below:

FCS Production	Until EOL
97%	99%

It is anticipated that failure rates will continue to show improvements from this baseline over time. As failure rates decline, the parties agree to adjust downward the failure rate standards set forth in this Agreement.

    # of verified failures

Failure Rate = (———————) x 1,000,000

    # of units tested

If the Product(s) fail to meet the then current failure rate standard, such failure shall be deemed a material beach pursuant to the terms of the Agreement.

SonicWALL and Seller agree that in the event Product fails to meet the then current failure rate standards, then Seller shall implement immediate corrective actions, at Seller’s sole expense, to screen out the defects causing the yields to exceed the requirements until long-term corrective actions are implemented. Said corrective actions may include, but are not limited to, the following:

•	Extended component, sub-assembly and/or final assembly level burn-in to remove any latent failures.

•	Special screening tests in the Seller’s process.

•	Extend the test time of 100% SonicWALL System testing.

If Product does not meet the then current failure rate standards even after the implementation of corrective action, SonicWALL may require a special 100% incoming inspection screening process.

In the event, SonicWALL elects to implement such an incoming screening process as a remedy for the inability of Seller to meet then current failure rate standards, Seller shall reimburse SonicWALL for SonicWALL’s reasonable actual costs incurred in implementing said screening. Said costs may include, but are not limited to, the following:

•	All direct labor costs, either of SonicWALL employees or temporary service personnel.

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•	All supervisory and engineering support costs directly related to set-up and management of the processes.

•	All materials directly associated with the screen (i.e., Test cables, tools, etc.).

•	Rental expenses, if any, for equipment used in the process.

•	Expenses associated with rented space if SonicWALL facilities cannot accommodate the process activities.

•	Any additional freight cost incurred due to material movement.

6.0	Audit Programs

After the Product(s) have been introduced to manufacturing, SonicWALL may choose to conduct the following tests to ensure conformance to the Product Specification.

6.1	Supplier Process Audits

SonicWALL may conduct quality audits during normal production hours upon reasonable notice to determine Seller’s compliance with the requirements of this Exhibit. These audits will include review of all aspects of the Process.

6.2	Out of Box Audit Program

SonicWALL performs Out of Box quality audits on all Product Shipments. If any failure occurs in this audit testing, Seller shall analyze the root cause and take all appropriate corrective actions. In the event Seller’s part(s) are determined to be cause of audit failure, Seller shall:

•	Provide confirmation of failure within twenty-four (24) hours of receipt of the failing part.

•	Provide root cause analysis of the failure within seventy-two (72) hours of receipt of the failing part.

•	Implement corrective actions to prevent recurrence of the failure as necessary. Corrective actions shall be implemented as soon as possible, but in no event more than thirty (30) days after discovery of the failure.

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